Exhibit 3.1

Jerash Holdings (US), Inc.

a Delaware corporation

Amended and Restated Bylaws

As adopted on July 19, 2019

ARTICLE I Offices

SECTION 1.1 - Registered Office. The registered office of Jerash Holdings (US), Inc. (the “Corporation”) shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

SECTION 1.2 - Other Offices. The Board of Directors of the Corporation (the “Board”) may also establish other offices at any place, both within and without the State of Delaware, as the business of the Corporation may require.

ARTICLE II Stockholders

SECTION 2.1 - Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and for other business as may properly be brought before the meeting, at such date, time, and place either within or without the State of Delaware as may be designated by the Board from time to time.

SECTION 2.2 - Special Meetings. Special meetings of stockholders may be called at any time by the Chairperson of the Board, if any, the President, a majority of the Board or by one or more stockholders holding shares in the aggregate entitled to cast not less than one-third of the votes at that meeting, to be held at such date, time, and place, if any, either within or without the State of Delaware as may be stated in the notice of the meeting for any purpose stated in the notice of the meeting. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes established by the Chairperson of the Board, if any, the President, a majority of the Board or such stockholders and stated in the notice of the meeting.

If a special meeting is called by stockholders and not by the Chairperson of the Board, the President or a majority of the Board, the request must specify the time of the meeting and the business proposed to be transacted. This notice must be made in writing and delivered to or received by the Secretary of the Corporation at the principal office of the Corporation. The Secretary shall cause notice to be promptly given to the stockholders entitled to vote at the special meeting, in accordance with the provisions of Section 2.3, and shall cause a meeting to be held at the time requested by the person or persons requesting the meeting, provided that it is not less than 35 nor more than 60 days after the receipt of the request for a special meeting. If notice is not given to stockholders within 20 days after the receipt of the request, the person or persons requesting the meeting may issue the notice. Nothing contained in this Section 2.2 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

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SECTION 2.3 - Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given in writing or by electronic transmission in the manner provided by law which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not fewer than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If electronically submitted the notice shall be deemed given as provided in Section 8.2.

SECTION 2.4 - Adjournments. The chairperson of the meeting, or in his or her absence, any officer entitled to preside at or to act as secretary of the meeting, or the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, shall have the power to adjourn the meeting to another time, date and place, if any. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders called by the Chairperson of the Board, the President or a majority of the Board before it is to be held.

SECTION 2.5 - Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 2.4 of these Bylaws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation) shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity and to count those shares for purposes of determining a quorum.

SECTION 2.6 - Organization of Meetings. Meetings of stockholders shall be presided over by (a) the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board, (b) the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board, (c) the President, or in the absence of the President, (d) a Vice President. In the absence of the foregoing persons, the meeting of stockholders shall be presided over by a chairperson designated by the Board, or in the absence of such designation, by a chairperson chosen at the meeting. The chairperson of any meeting shall determine the order of business and procedure at the meeting. The Secretary shall act as secretary of the meeting, or in the absence of the Secretary, an Assistant Secretary, or in the absence of an Assistant Secretary, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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SECTION 2.7 - Conduct of Meetings. To the maximum extent permitted by applicable law, the Board shall be entitled to adopt, or in the absence of the Board doing so, the chairperson of the meeting shall be entitled to prescribe, such rules, regulations or procedures for the conduct of meetings of stockholders as it, he or she shall deem appropriate. Such rules, regulations and procedures that the Board or the chairperson of any meeting of stockholders may adopt include, without limitation:

(a)              establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda;

(b)              restricting admission to the time set for the commencement of the meeting;

(c)               limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairperson of the meeting may determine;

(d)              limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairperson of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairperson of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder;

(e)               limiting the time allotted to questions or comments by participants;

(f)               taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting;

(g)              removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairperson of the meeting;

(h)              complying with any state and local laws and regulations concerning safety and security;

(i)               restricting use of audio or video recording devices at the meeting; and

(j)               taking such other action as, in the discretion of the chairperson of the meeting, is deemed necessary, appropriate or convenient for the proper conduct of the meeting.

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Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure. The chairperson of the meeting shall also rule on the precedence of, and procedure on, motions and other procedural matters. The chairperson of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

SECTION 2.8 - Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. With respect to other matters, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority of the shares of all classes of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class is required, the affirmative vote of the holders of a majority of the shares of each class present in person or represented by proxy at the meeting shall be the act of such class, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

SECTION 2.9 - Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any lawful action, the Board may fix, in advance, a record date, which shall be not more than sixty nor fewer than ten days before the date of such meeting, nor more than sixty days prior to any other action.

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If the Board does not fix a record date: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the next day preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed (including by electronic mail or other electronic transmission as permitted by law); and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

SECTION 2.10 - List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder (but not the electronic address or other electronic contact information) and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting (a) during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held, or (b) by reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is only available to the stockholders. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

SECTION 2.11 - Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy.

SECTION 2.12 - Inspector of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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SECTION 2.13 - Introduction of Business at an Annual Meeting of Stockholders.

(a)	Business Before Annual Meeting. Except as otherwise provided by law, at an annual meeting of stockholders, no business shall be transacted and no corporate action shall be proposed or taken except as shall have been properly brought before the annual meeting in accordance with the Certificate of Incorporation and these Bylaws. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (ii) if not specified in the notice of meeting (or any supplement thereto) provided by or at the direction of the Board (or any duly authorized committee thereof), otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee of the Board) or the Chairperson of the Board (if any), or (iii) brought before the annual meeting by a stockholder Present in Person (as defined below) who (A) was the beneficial owner of shares of the Corporation’s stock entitled to vote at the meeting as of the time of giving the Proposal Notice (as defined below), on the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and as of the time of the annual meeting, (B) is entitled vote at such annual meeting, and (C) has complied with this Section 2.13 in all applicable respects. For purposes of these Bylaws, “Present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear in person at such annual meeting. Notwithstanding the foregoing, stockholders seeking to nominate persons to serve on the Board must comply with Section 2.14 of these Bylaws and, other than defined terms, this Section 2.13 shall not be applicable to the nominations of directors. For purposes of these Bylaws, “qualified representative” means (i) if the stockholder is a corporation, any duly authorized officer of such corporation, (ii) if the stockholder is a limited liability company, any duly authorized member, manager or officer of such limited liability company, (iii) if the stockholder is a partnership, any general partner or person who functions as general partner for such partnership, (iv) if the stockholder is a trust, the trustee of such trust, or (v) if the stockholder is an entity other than the foregoing, the persons acting in such similar capacities as the foregoing with respect to such entity.

(b)	Advance Notice of Stockholder Business.

(1)	Stockholder Proposals. Except with respect to nominations for election to the Board, which must be made in compliance with the provisions of Section 2.14 of these Bylaws, and except for a stockholder proposal properly made in accordance with Rule 14a-8 (and the interpretations thereunder) of the Securities Exchange Act of 1934, as amended and including the rules and regulations thereunder (the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board (or any duly authorized committee thereof) and the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, for a proposal to be properly brought before any annual meeting of stockholders by a stockholder, in addition to the requirements of Section 2.13(a) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Proposal Notice”), which Proposal Notice shall be in proper form, and the making of such proposal must be permitted by applicable law, the Certificate of Incorporation and these Bylaws, and must comply with the notice and other procedures set forth in this Section 2.13(b) in all applicable respects. To be timely, the Proposal Notice must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal office of the Corporation not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary date of the immediately preceding year’s annual meeting of stockholders or special meeting in lieu thereof (the “Anniversary Date”); provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 calendar days before or more than 60 calendar days after the Anniversary Date, or if the Corporation did not hold an annual meeting of stockholders or special meeting in lieu thereof in the preceding fiscal year, notice by the stockholder to be timely must be so delivered to, or mailed and received by, the Secretary of the Corporation not later than the later of (i) the close of business on the 90th calendar day prior to such annual meeting or (ii) the close of business on the 10th calendar day following the day on which public disclosure of the date of such annual meeting was first made (or if that day is not a business day for the Corporation, on the next succeeding business day). For purposes of these Bylaws, “Proposal Notice Deadline” shall mean the last date for a stockholder to deliver a Proposal Notice in accordance with the provisions of the previous sentence. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. For purposes of these Bylaws, “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not such day is a business day. For purposes of these Bylaws, “public disclosure” shall mean (i) disclosure by the Corporation in a document filed or furnished by it with the Securities and Exchange Commission, (ii) in a press release issued by the Corporation and distributed through a national news or wire service, or (iii) another method reasonably intended by the Corporation to achieve broad-based dissemination of the information contained therein.

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(2)	Required Form of Proposal Notice for Stockholder Proposals. To be in proper form, the Proposal Notice shall set forth in writing the information required by Sections 2.13(b)(2)(A) and (B).

A.	Information Regarding Each Proposing Person. As to each Proposing Person (as such term is defined in Section 2.13(b)(5)), the Proposal Notice must set forth in writing:

i.	the name and address of the Proposing Person, as it appears on the Corporation’s stock transfer books;

ii.	the class, series and number of shares of the Corporation directly or indirectly beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) and/or held of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately, only after the passage of time or only upon the satisfaction of certain conditions precedent);

iii.	a description in reasonable detail of any pending, or to such Proposing Person’s knowledge, threatened legal proceeding in which any Proposing Person is a party or participant involving the Corporation or any officer, director “affiliate” (for purposes of these Bylaws, as such term is used by Rule 12b-2 under the Exchange Act) or “associate” (for purposes of these Bylaws, as such term is used by Rule 12b-2 under the Exchange Act) of the Corporation;

iv.	a description in reasonable detail of any relationship (including any direct or indirect interest in any agreement, arrangement or understanding, written or oral) between any Proposing Person, on the one hand, and the Corporation or any director, officer, affiliate or associate of the Corporation, or a principal competitor of the Corporation, on the other hand;

v.	the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer;

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vi.	a description in reasonable detail of any agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) that has been made by or on behalf of such Proposing Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, any Proposing Person or to increase or decrease the voting power or pecuniary or economic interest of such Proposing Person or any of its affiliates or associates with respect to stock of the Corporation;

vii.	a description in reasonable detail of any proxy, contract, arrangement, understanding or relationship, written or oral and formal or informal, between such Proposing Person and any other person or entity (naming each such person or entity) pursuant to which the Proposing Person has a right to vote any shares of the Corporation;

viii.	a description in reasonable detail of any rights to dividends on the shares of any class or series of shares of the Corporation directly or indirectly held of record or beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

ix.	a description in reasonable detail of any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or any of its derivative securities;

x.	a description in reasonable detail of any direct or indirect interest of such Proposing Person in any contract or agreement with the Corporation, any affiliate or associate of the Corporation (naming such affiliate or associate), or any principal competitor of the Corporation (naming such competitor);

xi.	a description in reasonable detail of all agreements, arrangements and understandings, written or oral and formal or informal, (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or entity (naming each such person or entity) in connection with or related to the proposal of business by a stockholder, including (A) any understanding, formal or informal, written or oral, that any Proposing Person may have reached with any stockholder of the Corporation (including their names) with respect to how such stockholder will vote its shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of or related to any business proposed, or other action to be taken, by the Proposing Person, and (B) any agreements that would be required to be disclosed by any Proposing Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Person or other person or entity);

xii.	all other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made by any Proposing Person in connection with the contested solicitation of proxies or consents by any Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) and Regulation 14A under the Exchange Act;

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xiii.	a representation as to whether the stockholder or any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock entitled to vote and required to approve the proposed business described in the Proposal Notice and, if so, identifying each such Proposing Person; and

xiv.	a representation that the stockholder delivering the Proposal Notice or its qualified representative intends to appear in person at the meeting to propose the actions specified in the Proposal Notice and to vote all proxies solicited.

B.	Information Regarding the Proposal: As to each item of business that the stockholder giving the Proposal Notice proposes to bring before the annual meeting, the Proposal Notice must set forth in writing:

i.	a description in reasonable detail of the business desired to be brought before the meeting and the reasons (including the text of any reasons for the business that would be disclosed in any proxy statement or supplement thereto to be filed with the SEC) detailing why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders;

ii.	the text of the proposal or business (including the text of any resolutions proposed for consideration);

iii.	a description in reasonable detail of any interest of any Proposing Person in such business (including any anticipated benefit to the stockholder or any other Proposing Person therefrom, including any interest that would be disclosed to the Corporation’s stockholders in any proxy statement to be distributed to the Corporation’s stockholders); and

iv.	all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by any of the Proposing Persons in connection with the solicitation of proxies or consents in support of such proposed business by one or more Proposing Persons pursuant to Section 14(a) and Regulation 14A under the Exchange Act.

(3)	Updating of Proposal Notice.

A.	A stockholder providing notice of any business proposed to be conducted at an annual meeting shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 2.13(b) shall be true, correct and complete in all respects not only prior to the Proposal Notice Deadline, but also at all times thereafter and prior to the annual meeting, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) 10 business days prior to the meeting at which such proposals contained therein are to be considered.

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B.	If the information submitted pursuant to this Section 2.13(b) by any stockholder proposing business for consideration at an annual meeting shall not be true, correct and complete in all respects prior to the Proposal Notice Deadline, such information may be deemed not to have been provided in accordance with this Section 2.13(b). For the avoidance of doubt, the updates required pursuant to this Section 2.13(b) do not cause a notice delivered to the Corporation that was not in compliance with this Section 2.13(b) prior to the Proposal Notice Deadline to thereafter be in proper form in accordance with this Section 2.13.

C.	Upon written request by the Secretary of the Corporation, the Board or any duly authorized committee thereof, any stockholder submitting a Proposal Notice proposing business for consideration at an annual meeting shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder in the Proposal Notice delivered pursuant to this Section 2.13(b). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.13(b).

(4)	Exclusive Means. Except as provided by Rule 14a-8 (and the interpretations thereof) of the Exchange Act, and notwithstanding anything in these Bylaws to the contrary (other than the provisions of Section 2.13(b)(10) below relating to any proposal properly made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement and other than nominations for election to the Board which must comply with the provisions of Section 2.14 hereof), this Section 2.13 shall be the exclusive means for any stockholder of the Corporation to propose business to be brought before an annual meeting of stockholders and no business shall be conducted at any annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. If the chairperson of such meeting shall determine, based on the facts and circumstances and in consultation with counsel, that such business was not properly brought before the meeting in accordance with this Section 2.13, then the chairperson of the meeting shall so declare to the meeting and not permit such business to be transacted at such meeting. In addition, business proposed to be brought by a stockholder may not be brought before an annual meeting if such stockholder takes action contrary to the representations made in the stockholder notice applicable to such business or if the stockholder notice applicable to such business contains an untrue statement of a fact or omits to state a fact necessary to make the statements therein not misleading.

(5)	Definitions of Proposing Person and Acting in Concert.

A.	For purposes of these Bylaws, “Proposing Person” means (i) the stockholder providing the Proposal Notice or Nominating Notice (as defined below), as applicable, (ii) the beneficial owner of the Corporation’s capital stock, if different, on whose behalf the Proposal Notice or Nominating Notice, as applicable, is given, (iii) any affiliate or associate (as such terms are defined under the Exchange Act) of such stockholder or beneficial owner, (iv) each other person who is the member of a “group” (for purposes of these Bylaws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner (or their respective affiliates and/or associates) or is otherwise Acting in Concert (as defined below) with any such stockholder or beneficial owner (or their respective affiliates and/or associates) with respect to the proposals or nominations, as applicable, and (v) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in such solicitation of proxies in respect of any such proposals or nominations, as applicable.

B.	For purposes of these Bylaws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

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(6)	Referencing and Cross-Referencing. The Proposal Notice must clearly indicate and expressly reference which provisions of this Section 2.13 the information disclosed is intended to be responsive to. Information disclosed in one section of the Proposal Notice, or an Exhibit, Annex or Schedule thereto, in response to one provision of this Section 2.13 shall not be deemed responsive to any other provision of this Section 2.13 unless it is expressly cross-referenced to such other provision.

(7)	No Incorporation by Reference. For a Proposal Notice to comply with the requirements of this Section 2.13, it must set forth in writing directly within the body of the Proposal Notice (as opposed to being incorporated by reference from any other document or writing not included with, and made a part of, the Proposal Notice) all the information required to be included therein as set forth in this Section 2.13. For the avoidance of doubt, a Proposal Notice shall not be deemed to be in compliance with this Section 2.13 if it attempts to include the required information by incorporating by reference any other document, writing or part thereof not included with, and made a part of, the Proposal Notice.

(8)	Accuracy of Information. A stockholder submitting the Proposal Notice, by its delivery to the Corporation, represents and warrants that all information contained therein is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Corporation and the Board to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false and misleading statements, in each case, without regard to what other information may be publicly available but not contained in the Proposal Notice.

(9)	Requirement for Separate and Timely Notice. Notwithstanding any notice of the annual meeting sent to stockholders on behalf of the Corporation, a stockholder must separately comply with this Section 2.13 to conduct business at any stockholder meeting. If the stockholder’s proposed business is the same or relates to business brought by the Corporation and included in the Corporation’s annual meeting notice, the stockholder is nevertheless still required to comply with this Section 2.13 and deliver its own separate and timely Proposal Notice to the Secretary of the Corporation prior to the Proposal Notice Deadline which complies in all respects with the requirements of this Section 2.13.

(10)	Rule 14a-8. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to, and in compliance with, Rule 14a-8 of the Exchange Act.

(11)	Exchange Act and Delaware General Corporation Law (the “DGCL”). In addition to the provisions of this Section 2.13(b), a stockholder shall also comply with all applicable requirements of the Exchange Act and the DGCL with respect to any business that may be brought before an annual meeting and any solicitations of proxies in connection therewith.

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SECTION 2.14 - Nominations of Directors.

(a)	Method of Nomination. Nominations of candidates for election as directors may be made at any annual meeting of stockholders or at any special meeting of stockholders, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, (i) by, or at the direction of the Board (or any duly authorized committee thereof) (including, without limitation, by making reference to the nominees in the proxy statement delivered to stockholders on behalf of the Board), or (ii) by any stockholder of the Corporation Present in Person who (A) is a beneficial owner (as of the time notice of such proposed nomination is given by the stockholder as set forth in this Section 2.14, as of the record date for the meeting in question and at the time of the meeting) of any shares of the Corporation’s capital stock outstanding, (B) is entitled to vote at such meeting, and (C) complies with all applicable requirements of this Section 2.14. Only persons who are proposed as director nominees in accordance with the procedures set forth in this Section 2.14 shall be eligible for election as directors at any meeting of stockholders.

(b)	Stockholder Nominations. For a person to be properly nominated as a candidate for director before any stockholders’ meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary (the “Nominating Notice”), which Nominating Notice shall be in proper form. To be timely, the Nominating Notice must be made in writing and delivered to, or mailed and received by, the Secretary of the Corporation at the principal office of the Corporation (i) not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the Anniversary Date or (ii) in the case of a special meeting of stockholders called in accordance with these Bylaws for the purpose of electing directors, or in the event that the annual meeting of stockholders is called for a date that is more than 30 calendar days before or more than 60 calendar days after the Anniversary Date, or if the Corporation did not hold an annual meeting (or special meeting in lieu of an annual meeting) in the preceding fiscal year, notice by the stockholder to be timely must be so delivered to, or mailed and received by, the Secretary of the Corporation not later than the later of (i) the close of business on the 90th calendar day prior to the scheduled date of such stockholders’ meeting or (ii) the close of business on the 10th calendar day following the day on which public disclosure of the date of such stockholders’ meeting was first made (or if that day is not a business day for the Corporation, on the next succeeding business day). For purposes of these Bylaws, “Nominating Notice Deadline” shall mean the last date for a stockholder to deliver a Nominating Notice in accordance with the provisions of the previous sentence. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Notwithstanding anything in the second sentence of this Section 2.14(b) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public disclosure naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 calendar days prior to the Anniversary Date, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, and only with respect to a stockholder who had, prior to such increase in the size of the Board, previously submitted in proper form a Nominating Notice prior to the Nominating Notice Deadline and in compliance with this Section 2.14 in all applicable respects, if it shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal office of the Corporation not later than the close of business on the 10th calendar day following the day on which such public disclosure is first made by the Corporation.

(c)	Required Form of Nominating Notice. To be in proper form, the Nominating Notice to the Secretary of the Corporation shall set forth in writing the information required by Section 2.14(c)(1) and (2).

(1)	Information Regarding the Proposing Person. As to each Proposing Person, the information set forth in Section 2.13(b)(2)(A) of these Bylaws, except that for purposes of this Section 2.14(c), any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 2.14(c).

(2)	Information Regarding the Nominee. As to each person whom the Proposing Person giving notice proposes to nominate for election as a director the Nominating Notice must include:

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i.	all information with respect to such proposed nominee that would be required to be set forth in a Nominating Notice pursuant to Section 2.14(c)(1) if such proposed nominee were a Proposing Person;

ii.	a description in reasonable detail of any and all litigation, whether or not judicially resolved, settled or dismissed, relating to the proposed nominee’s past or current service on the board of directors (or similar governing body) of any corporation, limited liability company, partnership, trust or any other entity where a legal complaint filed in any state or federal court located within the United States alleges that the proposed nominee committed any act constituting (1) a breach of fiduciary duties, (2) misconduct, (3) fraud, (4) a breach of confidentiality obligations, or (5) a breach of the entity’s code of conduct applicable to directors;

iii.	to the extent that such proposed nominee has been convicted of any past criminal offenses involving dishonesty or a breach of trust or duty, a description in reasonable detail of such offense and all legal proceedings relating thereto;

iv.	to the extent that such proposed nominee has ever been suspended or barred by any governmental authority or self-regulatory organization from engaging in any profession or participating in any industry, including, but not limited to, banking and financial services, or has otherwise been subject to a disciplinary action by a governmental authority or self-regulatory organization that provides oversight over the proposed nominee’s current or past profession or an industry that the proposed nominee has participated in, including, but not limited to, banking and financial services, a description in reasonable detail of such action and the reasons therefor;

v.	to the extent that such proposed nominee has been determined by any governmental authority or self-regulatory organization to have violated any state or federal banking laws, laws relating to consumer protection in the financial sector or any federal or state securities or commodities laws, including but not limited to, the Securities Act of 1933, as amended, the Exchange Act or the Commodity Exchange Act of 1936, as amended, a description in reasonable detail of such violation and all legal proceedings relating thereto;

vi.	all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required to be made by any Proposing Person pursuant to Section 14(a) under the Exchange Act to be made in connection with a contested solicitation of proxies or consents by a Proposing Person for an election of directors in a contested election;

vii.	such proposed nominee’s executed written consent to be named in the proxy statement of the Proposing Person as a nominee and to serve as a director of the Corporation if elected;

viii.	such proposed nominee’s executed written undertaking agreeing to comply, if elected as a director of the Corporation, with all corporate policies, including governance, conflicts of interest, code of conduct and ethics, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as the same shall be amended and supplemented by the Board or any of its committees;

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ix.	to the extent that such proposed nominee has entered into (a) any agreement, arrangement or understanding (whether written or oral) with, or has given any commitment or assurance to, any person or entity as to the positions that such proposed nominee, if elected as a director of the Corporation, would take in support of or in opposition to any issue or question that may be presented to him or her for consideration in his or her capacity as a director of the Corporation, (b) any agreement, arrangement or understanding (whether written or oral) with, or has given any commitment or assurance to, to any person or entity as to how such proposed nominee, if elected as a director of the Corporation, would act or vote with respect to any issue or question presented to him or her for consideration in his or her capacity as a director of the Corporation, (c) any agreement, arrangement or understanding (whether written or oral) with any person or entity that could be reasonably interpreted as having been both (1) entered into in contemplation of the proposed nominee being elected as a director of the Corporation, and (2) intended to limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties, as a director of the Corporation, to the Corporation or its stockholders, or (d) any agreement, arrangement or understanding (whether written or oral) with any person or entity that could be reasonably interpreted as having been or being intended to require such proposed nominee to consider the interests of a person or entity (other than the Corporation and its stockholders) in complying with his or her fiduciary duties, as a director of the Corporation, to the Corporation or its stockholders, a description in reasonable detail of each such agreement, arrangement or understanding (whether written or oral) or commitment or assurance;

x.	the amount of any equity securities beneficially owned by such proposed nominee in any company that is a direct competitor of the Corporation or its operating subsidiaries if such beneficial ownership by such nominee, when aggregated with that of all other proposed nominees and the Proposing Persons, is 5% or more of the class of equity securities of such company;

xi.	a description in reasonable detail of any and all agreements, arrangements and/or understandings, written or oral, between such proposed nominee and any person or entity (naming each such person or entity) with respect to any direct or indirect compensation, reimbursement, indemnification or other benefit (whether monetary or non-monetary) in connection with or related to such proposed nominee’s service on the Board if elected as a member of the Board;

xii.	a description in reasonable detail of any and all other agreements, arrangements and/or understandings, written or oral, between such proposed nominee and any person or entity (naming such person or entity) in connection with such proposed nominee’s service or action as a proposed nominee and, if elected, as a member of the Board; and

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xiii.	all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder providing the Nominating Notice or any other Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

(d)	Updating of Nominating Notice.

(1)	A stockholder providing a Nominating Notice with respect to any nominations proposed to be made at any stockholders’ meeting shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true, correct and complete in all respects, not only prior to the Nominating Notice Deadline, but also at all times thereafter, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) 10 business days prior to the meeting at which such proposals contained therein are to be considered.

(2)	If the information submitted pursuant to this Section 2.14 by any stockholder of a proposed nomination to be made at a stockholders’ meeting shall not be true, correct and complete in all respects prior to the Nominating Notice Deadline, such information may be deemed not to have been provided in accordance with this Section 2.14. For the avoidance of doubt, the updates required pursuant to this Section 2.14 do not cause a notice delivered to the Corporation that was not in compliance with this Section 2.14 prior to the Nominating Notice Deadline to thereafter be in proper form in accordance with this Section 2.14.

(3)	Upon written request by the Secretary of the Corporation, the Board or any duly authorized committee thereof, any stockholder proposing nominees for consideration at a stockholders’ meeting shall provide, within five business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.14. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.14.

(e)	Exclusive Means. Section 2.14 of these Bylaws shall be the exclusive means of any stockholder or beneficial owner of the Corporation’s capital stock to propose a nominee for the Board before any stockholders’ meeting. No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Proposing Person seeking to place such candidate’s name in nomination for election at a stockholders’ meeting have complied with this Section 2.14 in all respects. If the chairperson of such stockholders’ meeting shall determine, based on the facts and circumstances and in consultation with counsel, that such nominee was not properly nominated in accordance with this Section 2.14, then the chairperson of the stockholders’ meeting shall so declare such determination to the stockholders’ meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. In addition, nominations made by a stockholder may not be brought before a stockholders’ meeting if such stockholder takes action contrary to the representations made in the Nominating Notice applicable to such nomination or if the Nominating Notice applicable to such nomination contains an untrue statement of a fact or omits to state a fact necessary to make the statements therein not misleading.

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(f)	No Incorporation by Reference. For a Nominating Notice to comply with the requirements of this Section 2.14, it must set forth in writing directly within the body of the Nominating Notice (as opposed to being incorporated by reference from any other document or writing not included with, and made a part of, the Nominating Notice) all the information required to be included therein as set forth in this Section 2.14. For the avoidance of doubt, a Nominating Notice shall not be deemed to be in compliance with this Section 2.14 if it attempts to include the required information by incorporation by reference from any other document, writing or part thereof not included with, and made a part of, the Nominating Notice.

(g)	Referencing and Cross-Referencing. The Nominating Notice must clearly indicate and expressly reference which provisions of this Section 2.14 the information disclosed is intended to be responsive to. Information disclosed in one section of the Nominating Notice, or an Exhibit, Annex or Schedule thereto, in response to one provision of this Section 2.14 shall not be deemed responsive to any other provision of this Section 2.14 unless it is expressly cross-referenced to such other provision.

(h)	Accuracy of Information. A stockholder submitting the Nominating Notice, by its delivery to the Corporation, represents and warrants that all information contained therein is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Corporation and the Board to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false and misleading statements, in each case, without regard to what other information may be publicly available but not contained in the Nominating Notice.

(i)	Requirement for Separate and Timely Notice. Notwithstanding any notice of stockholders’ meeting sent to stockholders on behalf of the Corporation, a stockholder must separately comply with this Section 2.14 to propose director nominations at any stockholders’ meeting and is still required to deliver its own separate and timely Nominating Notice to the Secretary of the Corporation prior to the Nominating Notice Deadline which complies in all respects with the requirements of this Section 2.14.

(j)	Exchange Act and DGCL. In addition to the provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the DGCL with respect to any nominations of directors for election that may be brought before any stockholders’ meeting and any solicitations of proxies in connection therewith.

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ARTICLE III Board of Directors

SECTION 3.1 - Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of Directors constituting the entire Board shall be such number as the Board shall fix from time to time. Directors need not be stockholders of the Corporation.

SECTION 3.2 - Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the annual meeting of stockholders next succeeding his or her election and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written or electronic notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board may be removed, with or without cause, by the stockholders.

SECTION 3.3 - Vacancies and Newly Created Directorships. Subject to the Certificate of Incorporation, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.

SECTION 3.4 - Regular Meetings. Regular meetings of the Board may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine. Notice of regular meetings need not be given.

SECTION 3.5 - Special Meetings. Special meetings of the Board may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board, if any, by the Vice Chairperson of the Board, if any, by the President or by any two directors. The person or persons calling the meeting thereof shall give reasonable notice, stating the date, time and place (if any) of the meeting, but need not state the purposes thereof unless required by law.

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SECTION 3.6 - Remote Meetings Permitted. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

SECTION 3.7 - Quorum; Vote Required for Action. At all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business. At each meeting at which a quorum is present, the vote of a majority of the directors present at the meeting shall be the act of the Board. If at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting to another place (if any), date or time without further notice thereof until a quorum shall attend.

SECTION 3.8 - Organization. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in their absence by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.9 - Action by Directors without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee consent thereto in writing or by electronic transmission, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

SECTION 3.10 - Compensation of Directors. Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including their services as members of committees of the Board.

ARTICLE IV Committees

SECTION 4.1 - Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of at least two directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence of disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority to (i) approve, adopt or recommend to the stockholders any action or matter the DGCL expressly requires be submitted to the stockholders for approval, or (ii) adopt, amend or repeal the bylaws.

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SECTION 4.2 - Committee Rules. Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business. At each meeting at which a quorum is present, the vote of a majority of the members present at the meeting at the time of such vote shall be the act of such committee. In any other respect not provided for by the Board or in the rules of the committee, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III of these Bylaws.

ARTICLE V Officers

SECTION 5.1 - Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board shall elect or appoint a President and a Secretary of the Corporation, and may elect or appoint a Chairperson of the Board from among the directors, one or more Vice Presidents, a Treasurer and such other officers as it shall determine. The same person may hold any number of offices.

SECTION 5.2 - Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board electing any officer, each officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. The Board may fill any vacancy occurring in any office of the Corporation, by death, resignation, removal or otherwise, for the unexpired portion of the term.

SECTION 5.3 - Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board and any committees in a book to be kept for that purpose. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI Stock

SECTION 6.1 - Certificates. The shares of capital stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. To the extent that shares are represented by certificates, the certificate shall be signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such holder in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

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SECTION 6.2 - Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock, or uncertificated shares, in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VII Indemnity

SECTION 7.1 - Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the fullest extent permitted by law any person (a “Covered Person”) made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “proceeding”), by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation at any other enterprise as a director, officer or employee against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the Covered Person. Expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this bylaw shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this bylaw shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

SECTION 7.2 - For purposes of this bylaw, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

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ARTICLE VIII Miscellaneous

SECTION 8.1 - Seal. The Corporation may have a corporate seal, which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

SECTION 8.2 - Notice by Electronic Transmission.

(a)	Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(1)	the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(2)	such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(b)	Any notice given pursuant to Section 8.2(a) shall be deemed given:

(1)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(2)	if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(3)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(4)	if by any other form of electronic transmission, when directed to the stockholder.

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(c)	An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)	Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

SECTION 8.3 - Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

SECTION 8.4 - Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

SECTION 8.5 - Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same pursuant to the DGCL.

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SECTION 8.6 - Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

SECTION 8.7 - Amendment of Bylaws. These Bylaws may be amended or repealed, and new Bylaws adopted, by the Board. In addition, the holders of not less than 51% of the Corporation’s voting stock may adopt additional Bylaws and may amend or repeal any bylaw whether or not adopted by them.

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